EXHIBIT 99.1

Pattern Introduces Quarterly Dividend

SAN FRANCISCO, Nov. 26, 2013 (GLOBE NEWSWIRE) -- Pattern Energy Group Inc. (Nasdaq:PEGI) (TSX:PEG) today announced that its Board of Directors has approved the introduction of a quarterly dividend on its Class A common stock. Pattern's Board has declared a quarterly cash dividend of $0.3125 per Class A share for the fourth quarter, which represents $1.25 on an annualized basis. The dividend will be paid on January 30, 2014 to shareholders of record as of December 31, 2013.

"The introduction of a quarterly dividend demonstrates our confidence in the Company's performance and its ability to generate stable, sustainable cash flows from our portfolio of wind power assets," said Mike Garland, President and CEO of Pattern. "With long-term contracted revenue streams from our existing assets and an identified pipeline of attractive growth opportunities, Pattern is well-positioned to provide returns to shareholders in the form of a dividend, which we will look to increase as we grow our cash flow per share."

About Pattern

Pattern Energy Group Inc. ("Pattern") is a premium independent power company listed on the NASDAQ ("PEGI") and Toronto Stock Exchange ("PEG"). Pattern owns and operates eight wind power projects in the United States, Canada and Chile that use proven, best-in-class technology. The wind projects have a total owned capacity of 1,041 MW and were developed by Pattern's parent company, Pattern Energy Group LP (Pattern Development), a leader in wind energy. Our wind projects generate stable long-term cash flows in attractive markets and provide a solid foundation for the continued growth of our business. For more information, visit us online at www.patternenergy.com.

CONTACT: Media relations
         Matt Dallas
         917-363-1333
         matt.dallas@patternenergy.com

         Investor Relations
         Ross Marshall
         416-815-0700 (Ext.238)
         rmarshall@tmxequicom.com